3: MG High Yield Bond fund - 10f3
MG High Yield Bond fund - 10f3 Transaction - Q1 2000
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Spectrasite Holdings, Inc.	Pinnacle Holdings	Crown Castle
Underwriters	MSDW, CIBC World Markets, CSFB, DB Alex. Brown, Lehman Brothers, BMO Nesbitt Burns, Scotia Capital	Goldman Sachs, Bank of America	Goldman Sachs
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	SITE 12.875%, 3/15/00	BIGT 10%, 3/15/08	TWRS 9.5%, 8/1/11
Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	MSDW	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/10/2000	3/15/2000	8/3/1999

Total dollar amount of offering sold to QIBs	$ 559,800,000	$ 325,000,000	$ 125,000,000
Total dollar amount of any concurrent public offering	$ -	$ 324,750,000	$ -
Total	$ 559,800,000	$ 649,750,000	$ 125,000,000

Public offering price	53.586	61.47	not available -- offering was a private placement
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	not available -- offering was a private placement	not available -- offering was a private placement	not available -- offering was a private placement
Rating	B3/B-	B3/B	B3/B
Current yield	24.03%	16.27%	n/a

Total par value purchased	$ 3,000,000	n/a	n/a
$ amount of purchase	$ 1,607,580	n/a	n/a

% of offering purchased by fund	0.005%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (Must be less than 25% of offering)	0.005%	n/a	n/a